June 23, 2016

FOR IMMEDIATE RELEASE

Contacts:
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
BB&T Investor Relations	BB&T Investor Relations	BB&T Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470
AGreer@BBandT.com	TGjesdal@BBandT.com	Contact via email

BB&T releases results of its annual stress test

WINSTON-SALEM, N.C. - BB&T Corporation (NYSE: BBT) today released the results of its annual company-run stress tests conducted in accordance with regulations of the board of governors of the Federal Reserve System and the FDIC under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The results are available in the Additional Disclosures section of the Investor Relations site on BBT.com/about. This disclosure precedes BB&T’s planned release of its Comprehensive Capital Analysis and Review results, which are expected to be available June 29.

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with approximately $212.4 billion in assets and market capitalization of approximately $26.0 billion, as of March 31, 2016. Based in Winston-Salem, N.C., the company operates 2,263 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is recognized consistently for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates, and others. BB&T also has been named one of the World’s Strongest Banks by Bloomberg Markets Magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at BBT.com.

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